INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statements Nos. 33-72130, 33-58362 and 333-3846 of Genta Incorporated on Form S-3 and
Registration Statement No. 33-85887 of Genta Incorporated on Form S-8 of our report dated April 15, 1999 with respect to the consolidated financial statements of Genta Incorporated and subsidiaries, appearing in this Annual Report on Form 10-K for the year ended December 31, 1998 (which report expresses an unqualified opinion and includes an explanatory paragraph which indicates that there are matters that raise substantial doubt about the Company's ability to continue as a going concern).

DELOITTE & TOUCHE LLP
Boston, Massachusetts
April 15, 1999